Exhibit 99.1

Universal Technical Institute Reports Fiscal Year 2021 Fourth Quarter and Year-End Results

PHOENIX, ARIZ. - November 17, 2021 - Universal Technical Institute, Inc. (NYSE: UTI), a leading provider of transportation and technical training programs, reported financial results for the fiscal 2021 fourth quarter and full year ended September 30, 2021.

•New student starts in the fourth quarter increased 6.8% from the prior year quarter, while average active students increased 8.1%.
•Revenue of $97.5 million in the fourth quarter, an increase of 27.7% compared to the prior year quarter, and $335.1 million for the full year, up 11.4% versus the prior year.
•Fourth quarter net income was $12.0 million, up 86.7% from prior year period, while net income for the year was $14.6 million compared to $8.0 million in the prior year. Adjusted net income(1) for the fourth quarter was $13.9 million while full year adjusted net income(1) was $17.5 million.
•Fourth quarter adjusted EBITDA(1) was $18.3 million, while full year adjusted EBITDA(1) was $32.5 million.
•Provided fiscal 2022 guidance, including revenue of $405.0 to $420.0 million, new student start growth of 14% to 19%, and adjusted EBITDA(1) of $50.0 to $55.0 million.

“I’m pleased that we maintained positive momentum across our business in the fourth quarter, delivering strong results as we closed out the year by meeting or exceeding our guidance across all metrics despite beginning the year in the midst of uncertainty due to the pandemic," said Jerome Grant, UTI's Chief Executive Officer. "We finished fiscal 2021 with more year-end active students than we have seen since fiscal 2015, driven largely by our focus on enhancing the way we educate and deliver outcomes for our students. During the year, we also greatly expanded our portfolio of employer partners and programs, executed on the initial steps in our growth and diversification strategy, and made several improvements to our operating model to help foster efficiency and long-term growth. Overall, fiscal 2021 was a year of considerable growth and progress for UTI, and I am very proud of all that our great team was able to accomplish.”

Grant continued, “We believe we are in an excellent position to continue this trajectory into fiscal 2022 and beyond. We recently completed the acquisition of MIAT College of Technology, and continue to be on track to open our Austin and Miramar campuses and launch two additional welding programs during the year. Each of these steps, though different in magnitude, are important examples of expanding our offerings to students into exciting, growing fields, providing us with significant opportunities for further growth. We look forward to continuing to execute on our strategy as the year progresses.”

Financial Results for the Three-Month Period Ended September 30, 2021 Compared to 2020

•New student starts increased 6.8% reflecting strong front-end demand and lower starts in the prior year related to the impacts from the COVID-19 pandemic.
•Revenues increased 27.7% to $97.5 million, compared to $76.3 million. The increase is primarily a result of higher average students from new student start growth and lower student leaves of absence (LOA), and improvement in revenue per student related to the timing of students progressing through the curriculum. At the end of the current fiscal year less than 1% of students had outstanding lab make-ups thus no revenue deferral was required, while in the prior year period there was a revenue deferral of $6.1 million associated with outstanding lab make-ups.
•Operating expenses increased 20.7% to $84.7 million, compared to $70.2 million. The increase was primarily driven by higher compensation costs from increased student counts, headcount in support of growth and scalability and incentive compensation, as well as $1.9 million of new campus and acquisition related costs. These increases were partially offset by decreases in advertising and occupancy costs.
•Operating income was $12.8 million, compared to $6.2 million.
•Net income was $12.0 million, compared to $6.5 million. Adjusted net income(1) was $13.9 million, compared to $6.6 million.
•Basic earnings per share (EPS) was $0.20 compared to $0.10. Diluted EPS was $0.20 compared to $0.09.

•Adjusted EBITDA(1) was $18.3 million, compared to $9.7 million.

“The strong demand we have seen coupled with targeted operational improvements we executed throughout the year allowed us to deliver pronounced full year growth on the top and bottom lines, as well as in student starts and cash flow,” said UTI Chief Financial Officer Troy Anderson. “We also began to make critical investments in our resources and infrastructure to support more students, locations and course offerings, and ultimately our next phase of growth.”

Balance Sheet and Liquidity

At September 30, 2021, UTI’s total available liquidity was $133.7 million consisting entirely of cash and cash equivalents. On November 1, 2021, the company completed the acquisition of MIAT College of Technology for a purchase price of $26 million funded from cash on hand. Additionally, consistent with UTI’s growth and diversification strategy, previously announced new campus and other investments will be notable in the first half of fiscal 2022.

Financial Results for the Year Ended September 30, 2021 Compared to 2020

•New student starts increased 15.5%, exceeding the full year guidance range of 10 to 15% year-over-year growth.
•Revenues increased 11.4% to $335.1 million, within the full-year guidance range of 10 to 15% year-over-year growth, compared to $300.8 million, with growth driven by similar factors as the to the three months ended September 30, 2021.
•Operating expenses increased 5.1% to $320.1 million, compared to $304.6 million, primarily due to higher compensation costs from increased student counts as campuses were fully operational throughout the year, headcount in support of growth and scalability and incentive compensation, and $3.0 million of new campus and acquisition related costs. These increases were partially offset by a $7.3 million decrease in occupancy costs resulting from campus optimization efforts.
•Operating income was $14.9 million, compared to an operating loss of $3.9 million.
•Net income was $14.6 million, compared to $8.0 million. Adjusted net income(1) was $17.5 million, within the full year guidance range of $14.0 to $19.0 million, compared to $2.5 million. Prior year net income included a $10.7 million tax benefit resulting from the application of revised net operating loss carryback regulations from the CARES Act.
•Basic and diluted EPS were $0.17 compared to $0.05.
•Adjusted EBITDA(1) was $32.5 million, or the midpoint of the full year guidance range, compared to $14.0 million.
•Cash flow provided by operating activities was $55.2 million, compared to $11.0 million.
•Adjusted free cash flow(1) was $37.4 million, compared to $0.1 million. This exceeded the $20.0 to $25.0 million full year guidance range due to capex at the lower end of the expected range and improved working capital and overall operating cash flow.

Student Metrics

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Total new student starts	6,165	5,772	13,028	11,283
Average undergraduate full-time active students	12,167	11,251	11,489	10,462
End of period undergraduate full-time active students	13,682	12,524	13,682	12,524

Fiscal 2022 Financial Outlook

“With the strength in our base business and our growth and diversification initiatives beginning to yield results, we have a clear line of sight to a strong performance for the upcoming year as well as enhanced conviction in achieving our longer-term goals of revenue comfortably above $500 million with adjusted EBITDA margins in excess of 20% by the end of fiscal 2025. Importantly, these are just our baseline expectations, as we continue to evaluate additional growth opportunities and ways to further refine our operating model. Our guidance for fiscal 2022, which includes the impact of MIAT beginning November 1st, reflects the momentum that has resumed across our business as we worked diligently during the past year to put the COVID-19 related disruptions behind us,” concluded Anderson.

	FY 2021	FY 2022
($ in millions)	Actuals(2)	Guidance(2)
New student start growth	15.5%	14% - 19%
Revenue	$335.1	$405.0 - $420.0
Adjusted net income(1)	$17.5	$31.0 - $36.0
Adjusted EBITDA(1)	$32.5	$50.0 - $55.0
Adjusted free cash flow(1)(3)	$37.4	$35.0 - $45.0

(1)     See the "Use of Non-GAAP Financial Information" below. For a detailed reconciliation of the non-GAAP measures, see the tables following the earnings release.
(2)    Fiscal 2021 reflects UTI reported results, while fiscal 2022 reflects UTI estimated results for the full year and MIAT estimated results beginning November 1, 2021. Any growth rates shown are calculated on an "as reported" basis.
(3)    Includes $61.6 million of total capex for FY2021, including approximately $45.2 million for the purchase of the Avondale, AZ campus and $1.5 million for the new Austin, TX and Miramar, FL campuses. For FY 2022, assumes $60.0 to $65.0 million of total capex, including incremental investments for the Austin and Miramar campuses, MIAT related program expansion, new welding programs launching during the fiscal year, campus optimization efforts, and a consistent level of annual maintenance capex.

For more information on UTI's performance, growth and diversification strategy, and fiscal year guidance please see the "Events" section of its investor relations website at https://investor.uti.edu.

Conference Call

Management will hold a conference call to discuss the financial results for the fiscal 2021 fourth quarter ended September 30, 2021, on Wednesday, November 17, 2021, at 1:30 p.m. PT (4:30 p.m. ET).

To participate in the live call, investors are invited to dial (844) 881-0138 (domestic) or (412) 317-6790 (international). A live webcast of the call will be available via the Universal Technical Institute investor relations website at https://investor.uti.edu. Please go to the website at least 10 minutes early to register, download and install any necessary audio software. The conference call webcast will be archived for fourteen days at https://investor.uti.edu or the telephone replay can be accessed through December 1, 2021, by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and entering passcode 10161230.

Use of Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles ("GAAP"), UTI also discloses certain non-GAAP financial information in this press release and may similarly disclose non-GAAP financial information on the related conference call. These financial measures are not recognized measures under GAAP and are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. UTI discloses these non-GAAP financial measures because it believes that they provide investors an additional analytical tool to clarify its results of operations and identify underlying trends. Additionally, UTI believes that these measures may also help investors compare its performance on a consistent basis across time periods. In the quarter ended March 31, 2021, UTI introduced Adjusted Net Income (Loss) as a new non-GAAP measure replacing Adjusted Operating Income, which it believes is a better performance indicator of UTI’s business given its expected profitability and the impact of multiple strategic initiatives. Additional details on this measure are provided below and the tables reconciling this measure to the most directly comparable GAAP measure.

Adjusted EBITDA

UTI defines adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization and adjusted for items not considered as part of the company's normal recurring operations.

Adjusted Free Cash Flow

UTI defines adjusted free cash flow as net cash provided by (used in) operating activities less capital expenditures, adjusted for items not considered as part of the company's normal recurring operations.

Adjusted Net Income (Loss)

UTI defines adjusted net income (loss) as net income (loss), adjusted for items that affect trends in underlying performance from year to year and are not considered normal recurring operations, including the income tax effect on the adjustments utilizing the effective tax rate.

UTI discloses any campus adjustments as direct costs (net of any corporate allocations). Management utilizes adjusted figures as performance measures internally for operating decisions, strategic planning, annual budgeting and forecasting. For the periods presented, this includes acquisition-related costs for both announced and potential acquisitions, costs related to the purchase of our Avondale, Arizona campus, start-up costs associated with the Austin, TX and Miramar, FL campus openings, the income tax benefit recorded as a result of the CARES Act, severance expenses due to the CEO transition, costs related to the teach-out and closure of the Norwood, MA campus, and expected expenses incurred for the MIAT program expansion in fiscal 2022. To obtain a complete understanding of UTI's performance, these measures should be examined in connection with net income (loss) and net cash provided by (used in) operating activities, determined in accordance with GAAP, as presented in the financial statements and notes thereto included in the annual and quarterly filings with the Securities and Exchange Commission (“SEC”). Because the items excluded from these non-GAAP measures are significant components in understanding and assessing UTI’s financial performance under GAAP, these measures should not be considered to be an alternative to net income (loss) or net cash provided by (used in) operating activities as a measure of UTI's operating performance or liquidity. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may define and calculate non-GAAP financial measures differently than UTI does, limiting their usefulness as a comparative measure across similarly titled performance measures presented by other companies. A reconciliation of the historical non-GAAP financial measures to the most directly comparable GAAP measures is provided below and investors are encouraged to review the reconciliations.

Forward Looking Statements

All statements contained in this press release and the related conference call, other than statements of historical fact, are "forward-looking" statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These forward-looking statements which address UTI’s expected future business and financial performance, may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will," the negative form of these expressions or similar expressions. Examples of forward-looking statements include, among others, statements regarding (1) UTI’s expectation that it will meet its fiscal year 2022 guidance for new student start growth (decline), revenue growth, Adjusted net income, Adjusted EBITDA and Adjusted Free Cash Flow; (2) expectation that it will continue to expand its value proposition and build a business that can grow in low-to-mid single digits with potential upside, regardless of the economic environment; (3) UTI’s expectation that it will succeed in new campus launches next year; and (4) UTI’s expectation of the successful integration of the MIAT acquisition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on UTI’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of UTI’s control. UTI’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could affect UTI's actual results include, among other things, impacts related to the COVID-19 pandemic, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or modified campuses or instruction, potential increased competition, changes in demand for the programs UTI offers, increased investment in management and capital resources, failure to comply with the restrictive covenants and UTI’s ability to pay the amounts when due under the Credit Agreement with Fifth Third Bank, National Association, the effectiveness of UTI student recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic and political conditions, the adoption of new accounting standards, and other risks that are described from time to time in UTI's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the company's filings with the SEC. Any forward-looking statements made by UTI in this press release and the related conference call are based only on information currently available to UTI and speak only as of the date on which it is made. UTI expressly disclaims any obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

Social Media Disclosure

Universal Technical Institute (UTI) uses its websites (https://www.uti.edu/ and https://investor.uti.edu/) and LinkedIn page (https://www.linkedin.com/school/universal-technical-institute/) as channels of distribution of information about its programs, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and UTI may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company's website and its social media accounts in addition to following the company's press releases, SEC filings, public conference calls, and webcasts.

About Universal Technical Institute, Inc.
Founded in 1965 and headquartered in Phoenix, Universal Technical Institute’s (NYSE: UTI) mission is to serve our students, partners, and communities by providing quality education and support services for in-demand careers. More than 225,000 students have graduated from one of UTI’s 14 campuses located across Arizona, California, Florida, Illinois, Michigan, North Carolina, Pennsylvania, New Jersey, and Texas. UTI’s campuses are accredited by the Accrediting Commission of Career Schools and Colleges (ACCSC), while its employer-aligned technical training programs are offered under four brands: Universal Technical Institute, Motorcycle Mechanics Institute / Marine Mechanics Institute, NASCAR Technical Institute, and MIAT College of Technology. For more information and a complete list of all programs offered, please visit www.uti.edu or follow on LinkedIn @UniversalTechnicalInstitute.

Company Contact:
Troy R. Anderson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-9365

Media Contact:
Mark Brenner
Vice President, Corporate Affairs & External Communications
Universal Technical Institute, Inc.
(623) 445-0872

Investor Relations Contact:
Robert Winters or Wyatt Turk
Alpha IR Group
(312) 445-2870
UTI@alpha-ir.com

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$97,481	$76,327	$335,083	$300,761
Operating expenses:
Educational services and facilities	44,769	37,671	166,818	155,932
Selling, general and administrative	39,931	32,503	153,318	148,700
Total operating expenses	84,700	70,174	320,136	304,632
Income (loss) from operations	12,781	6,153	14,947	(3,871)
Other (expense) income:
Interest income	10	251	83	1,152
Interest expense	(232)	(5)	(365)	(10)
Other income	10	148	518	135
Total other (expense) income, net	(212)	394	236	1,277
Income (loss) before income taxes	12,569	6,547	15,183	(2,594)
Income tax (expense) benefit	(524)	(97)	(602)	10,602
Net income	$12,045	$6,450	$14,581	$8,008
Preferred stock dividends	1,312	1,323	5,250	5,264
Income available for distribution	$10,733	$5,127	$9,331	$2,744

Earnings per share:
Net income per share - basic	$0.20	$0.10	$0.17	$0.05
Net income per share - diluted	$0.20	$0.09	$0.17	$0.05

Weighted average number of shares outstanding:
Basic	32,826	32,616	32,766	29,812
Diluted	33,370	32,973	33,123	30,113

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and per share amounts)
(Unaudited)

	September 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$133,721	$76,803
Restricted cash	12,256	12,116
Held-to-maturity investments	—	38,055
Receivables, net	17,151	35,411
Notes receivable, current portion	5,538	5,184
Prepaid expenses	6,658	6,121
Other current assets	8,068	6,489
Total current assets	183,392	180,179
Property and equipment, net	122,051	72,743
Goodwill	8,222	8,222
Right-of-use assets for operating leases	159,075	144,663
Notes receivable, less current portion	30,586	27,609
Other assets	9,244	8,565
Total assets	$512,570	$441,981

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$54,397	$51,891
Deferred revenue	57,648	40,694
Accrued tool sets	3,292	3,148
Operating lease liability, current portion	14,075	23,666
Long-term debt, current portion	876	129
Other current liabilities	2,430	2,112
Total current liabilities	132,718	121,640
Operating lease liability	153,228	134,089
Long-term debt	29,850	131
Deferred tax liabilities, net	674	674
Other liabilities	7,570	8,925
Total liabilities	324,040	265,459
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 100,000 shares authorized, 32,915 and 32,730 shares issued, and 32,833 and 32,647 shares outstanding as of September 30, 2021 and 2020, respectively	3	3
Preferred stock, $0.0001 par value, 10,000 shares authorized; 700 shares of Series A Convertible Preferred Stock issued and outstanding as of September 30, 2021 and 2020, liquidation preference of $100 per share	—	—
Paid-in capital - common	142,314	141,002
Paid-in capital - preferred	68,853	68,853
Treasury stock, at cost, 82 shares as of September 30, 2021 and 2020, respectively	(365)	(365)
Retained deficit	(21,996)	(32,971)
Accumulated other comprehensive income (loss)	(279)	—
Total shareholders’ equity	188,530	176,522
Total liabilities and shareholders’ equity	$512,570	$441,981

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Twelve Months Ended Sept. 30,
	2021	2020
Cash flows from operating activities:
Net income	$14,581	$8,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,027	11,804
Amortization of right-of-use assets for operating leases	15,605	24,273
Bad debt expense	1,718	1,767
Stock-based compensation	1,733	2,077
Deferred income taxes	—	345
Training equipment credits earned, net	364	541
Unrealized loss on derivative contract	(279)	—
Other (gains) losses, net	(13)	(52)
Changes in assets and liabilities:
Receivables	8,483	(13,749)
Notes receivable	(1,687)	2,286
Prepaid expenses and other current assets	(4,391)	(1,016)
Other assets	(768)	(76)
Accounts payable and accrued expenses	1,790	7,020
Deferred revenue	16,954	(2,192)
Income tax receivable	7,145	(6,989)
Accrued tool sets and other current liabilities	2,025	1,863
Operating lease liability	(20,469)	(25,617)
Other liabilities	(1,633)	739
Net cash provided by operating activities	55,185	11,032
Cash flows from investing activities:
Purchase of property and equipment	(61,586)	(9,262)
Proceeds from disposal of property and equipment	280	64
Purchase of held-to-maturity investments	—	(69,678)
Proceeds from maturities of held-to-maturity securities	37,651	31,289
Proceeds from insurance policy	427	1,566
Return of capital contribution from unconsolidated affiliate	277	261
Net cash used in investing activities	(22,951)	(45,760)
Cash flows from financing activities:
Proceeds from term loan	31,150	—
Debt issuance costs related to the term loan	(272)	—
Proceeds from equity offering	—	49,153
Payment of preferred stock cash dividend	(5,250)	(5,264)
Payment of term loan and finance leases	(383)	(99)
Payment of payroll taxes on stock-based compensation through shares withheld	(421)	(698)
Net cash provided by financing activities	24,824	43,092
Change in cash, cash equivalents and restricted cash	57,058	8,364
Cash and cash equivalents, beginning of period	76,803	65,442
Restricted cash, beginning of period	12,116	15,113
Cash, cash equivalents and restricted cash, beginning of period	88,919	80,555
Cash and cash equivalents, end of period	133,721	76,803
Restricted cash, end of period	12,256	12,116
Cash, cash equivalents and restricted cash, end of period	$145,977	$88,919

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income, as reported	$12,045	$6,450	$14,581	$8,008
Interest (income) expense, net	222	(246)	282	(1,142)
Income tax expense (benefit)	524	97	602	(10,602)
Depreciation and amortization	3,558	3,319	14,028	13,150
EBITDA	$16,349	$9,620	$29,493	$9,414
Acquisition related costs	1,482	—	2,522	—
Start-up costs associated with Austin, TX and Miramar, FL campus openings	423	—	502	—
Severance expense due to CEO transition	—	—	—	1,531
Norwood, MA campus EBITDA	—	66	—	3,005
Adjusted EBITDA, non-GAAP	$18,254	$9,686	$32,517	$13,950

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Twelve Months Ended September 30,
	2021	2020
Net cash provided by operating activities, as reported	$55,185	$11,032
Purchase of property and equipment	(61,586)	(9,262)
Free cash flow, non-GAAP	(6,401)	1,770
Adjustments:
Purchase of Avondale, AZ campus	45,240	—
Income tax refund received from CARES tax benefit	(7,030)	(4,220)
Acquisition related costs paid	2,026	—
Cash outflow for Austin, TX and Miramar, FL start-up costs	1,806	—
Cash outflow for Austin, TX and Miramar, FL purchase of property and equipment	1,489	—
Severance payment due to CEO transition	280	1,218
Cash outflow associated with Norwood, MA campus operating activities	—	1,302
Adjusted free cash flow, non-GAAP	$37,410	$70

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income	$12,045	$6,450	$14,581	$8,008
Add back: Income tax expense (benefit)	524	97	602	(10,602)
Income (loss) before income taxes	12,569	6,547	15,183	(2,594)
Adjustments:
Acquisition related costs	1,482	—	2,522	—
Start-up costs associated with Austin, TX and Miramar, FL campus openings	423	—	502	—
Severance expense due to CEO transition	—	—	—	1,531
Norwood, MA campus operating loss	—	103	—	3,272
Adjusted income before income taxes	14,474	6,650	18,207	2,209
Income tax effect: (expense) benefit(1)	(603)	(99)	(722)	258
Adjusted net income, non-GAAP	$13,871	$6,551	$17,485	$2,467

GAAP effective income tax rate(1)	4.2%	1.5%	4.0%	(11.7)%

(1) The GAAP effective income tax rate for the twelve months ended September 30, 2020 has been adjusted to remove the impact of the income tax benefit recorded as a result of the CARES Act.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
SELECTED SUPPLEMENTAL INFORMATION
(In thousands)
(Unaudited)

Selected Supplemental Financial Information

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Salaries expense	$33,721	$31,997	$132,205	$128,782
Employee benefits and tax	5,916	5,289	22,654	23,450
Bonus expense	4,112	(159)	16,656	12,139
Stock-based compensation	547	517	1,808	2,077
Total compensation and related costs	$44,296	$37,644	$173,323	$166,448

Advertising expense	$8,738	$9,645	$38,748	$39,707
Occupancy expense, net of subleases	8,295	9,419	32,481	39,783
Depreciation and amortization expense	3,558	3,319	14,028	13,150
Contract service expense	1,942	1,815	8,025	7,108

Graduate Employment Rate

	Twelve Months Ended Sept. 30,
	2020	2019
Graduate employment rate(1)	80%	84%
Graduates	6,832	8,482
Graduates available for employment	6,476	8,065
Graduates employed	5,176	6,763
(1)     The decrease in the graduate employment rate from fiscal 2019 to fiscal 2020 was due primarily to the impacts of the COVID-19 pandemic on our student population and the employer community.

The employment calculation is based on all graduates from campuses owned and operated by UTI during the below reporting periods, including those who completed manufacturer specific advanced training programs, from October 1, 2019, to September 30, 2020, and October 1, 2018, to September 30, 2019, respectively. The calculation excludes graduates not available for employment because of continuing education, military service, health, incarceration, death or international student status. Graduates are counted as employed based on a verified understanding of the graduate’s job duties to assess and confirm that the graduate’s primary job responsibilities are in his or her field of study. We verify employment by sending written verification requests to the graduate and/or the employer or collecting written information with all required elements. Verifications must include employer name, job duties, job title, hire date and employer contact information. Once we receive written verification from either source, the graduate is classified as employed in field as long as all verification requirements are met. If any information provided in a written format requires clarification, a call is made to clarify certain elements with notes documented in our student database. In instances where we are unable to obtain written verification, we also classify graduates as employed in field if we are able to obtain verbal verification, collecting the same information as noted above, from both the graduate and the employer. We periodically review a sample of employment verifications to ensure accuracy.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL
INFORMATION FOR FISCAL 2022 GUIDANCE
(In thousands)
(Unaudited)

For each of the non-GAAP reconciliations provided for fiscal 2022 guidance, we are reconciling to the midpoint of the guidance range. The adjustments reflected below for fiscal 2022 are illustrative only and may change throughout the year, both in amount or the adjustments themselves.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for Fiscal 2022 Guidance

Twelve Months Ended
September 30,
2022
Net income	~$23,000
Interest (income) expense, net	~800
Income tax expense	~1000
Depreciation and amortization	~16,500
EBITDA	~$41,300
Acquisition related costs	~$2,300
Start-up costs associated with Austin, TX and Miramar, FL campus openings	~$7,900
MIAT program expansion costs	~1,000
Adjusted EBITDA, non-GAAP	~$52,500
FY 2022 Guidance Range	$50,000 - $55,000

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow for Fiscal 2022 Guidance

Twelve Months Ended
September 30,
2022
Net cash provided by operating activities	~$60,000
Purchase of property and equipment	~(62,000)
Free cash flow, non-GAAP	~(2,000)
Adjustments:
Acquisition related costs paid	~2,300
Cash outflow for Austin, TX and Miramar, FL start-up costs	~7,900
Cash outflow for Austin, TX and Miramar, FL purchase of property and equipment	~25,800
MIAT program expansion costs	~1,000
Cash outflow for MIAT related program expansion purchase of property and equipment	~5,000
Severance payment due to CEO transition	~30
Adjusted free cash flow, non-GAAP	~$40,000
FY 2022 Guidance Range	$35,000 - $45,000

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL
INFORMATION FOR FISCAL 2022 GUIDANCE
(In thousands)
(Unaudited)

Reconciliation of Net Income to Adjusted Net Income for Fiscal 2022 Guidance

Twelve Months Ended
September 30,
2022
Net income	~$23,000
Add back: Income tax expense(1)	~1,000
Income before income taxes	~24,000
Adjustments:
Acquisition related costs	~2,300
Start-up costs associated with Austin, TX and Miramar, FL campus openings	~7,900
MIAT program expansion costs	~1,000
Adjusted income before income taxes	~35,200
Income tax effect: (expense)(1)	~(1,500)
Adjusted net income, non-GAAP	~$33,700
FY 2022 Guidance Range	$31,000 - $36,000

(1)     An estimated GAAP effective tax rate of 4.0% has been used to compute the adjusted net income for fiscal 2022. There is the potential that UTI's valuation allowance may be reversed later in fiscal 2022 which would be a non-cash event and result in a materially higher effective tax rate. The Company will provide updates on this as additional information becomes available.